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           [LETTERHEAD OF STADTLER, ROSENBLUM & SARIS APPEARS HERE]

                                                                    EXHIBIT 23.5


                    CONSENT OF STADTLER, ROSENBLUM & SARIS

                      CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the inclusion of our reports dated March 1, 1996 and December 15, 1995 (relating to the combined financial statement of Goldfarb-Wasson Associates, Inc. & GW Temporaries, Inc. dba GW Consulting, as of December 31, 1995 and for the nine months in the period ended December 31, 1995 and March 31, 1995 and 1994 and for each of the two years in the period ended March 31, 1995), included in the Current Report on Form 8-K of AccuStaff Incorporated dated January 2, 1996 in the Registration Statement and related Prospectus of AccuStaff Incorporated on Form S-3.

     We also consent to the reference to our firm under the caption "Experts."




/s/ Stadtler Rosenblum & Saris
Stadtler, Rosenblum & Saris
December 6, 1996